EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	PERCENTAGE OF OWNERSHIP	JURISDICTION OR STATE OF INCORPORATION
EvergreenBank	100%	Washington
EvergreenBancorp Capital Trust II	100%	Connecticut
EvergreenBancorp Statutory Trust III	100%	Delaware